EXHIBIT 99.1
Contacts:	Rebecca Geier Corp. Comm. /Investor Relations Director (512) 683-5325

National Instruments Reports Q1 Revenue of $155 Million, up 19% Year-Over-Year
Q1 GAAP Net Income Including Stock-based Compensation Charge, up 13% Year-Over-Year

AUSTIN, Texas -- April 26, 2006 -- National Instruments (Nasdaq: NATI) today reported revenue in Q1 2006 of $155 million, a 19 percent increase over Q1 2005. Generally Accepted Accounting Principles (GAAP) fully diluted earnings per share (EPS) for Q1 2006 was 15 cents with GAAP net income of $12.6 million, up 13 percent from Q1 2005. Non-GAAP net income for Q1 2006 was $16.2 million, up 44 percent from Q1 2005. Included in both GAAP and non-GAAP net income is a charge for $900,000 related to converting part of the NI manufacturing facility in Austin to office space.

NI continues to have a very strong balance sheet, with $194 million in net cash and short-term investments as of March 31, 2006. The company also announced today a dividend of 6 cents per share on its common stock payable on May 30, 2006, to shareholders of record on May 8, 2006.

"We continued to deliver innovative new products while maintaining disciplined expense control. Our new products strengthen our vision of virtual instrumentation while expanding our opportunities in new areas such as graphical system design for industrial and embedded applications," said Dr. James Truchard, NI president and CEO. "A testament to our innovation is the industry recognition of our flexible-resolution digitizer as the Test Product of the Year Award -- the first PXI product to win this award -- as well as the numerous awards LabVIEW 8 has received."

Q1 2006 Highlights

  Quarterly revenue of $155 million, up 19 percent year-over-year
  Quarterly GAAP net income of $12.6 million, up 13 percent year-over-year
  Quarterly non-GAAP net income of $16.2 million, up 44 percent year-over-year
  Strong sales of PXI, modular instruments and distributed I/O products
  Record quarterly revenue and unit volume for data acquisition products
  Innovation of the Year Award for LabVIEW 8 from EDN magazine
  Test Product of the Year Award for NI flexible-resolution digitizer from Test & Measurement World

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National Instruments Reports Q1 Revenue of $155 Million, up 19% Year-Over-Year
April 26, 2006

"Q1 was a good quarter with year-over-year revenue growth of 19 percent," said Alex Davern. "Coming into 2006, we were focused on improving our revenue growth and managing expenses in order to drive operating leverage. We are pleased with the progress we made toward these goals in Q1."

Geographically, the growth of revenue in U.S. dollar terms for Q1 2006 compared to Q1 2005 was as follows: up 22 percent in the Americas, up 16 percent in Europe and up 17 percent in Asia, equaling overall growth of 19 percent. In local currency terms, revenue was up 26 percent in Europe and up 22 percent in Asia, for an overall local currency growth of 23 percent.

Looking at Q1 revenue in more detail, sales of NI instrument control products were up 2 percent year-over-year. We believe this is indicative of a continued modest improvement in the test and measurement market in Q1. The first-year impact of acquisitions added $7.9M in revenue in Q1. Sales of the rest of the NI product portfolio, in other words, the NI virtual instrumentation platforms, were up 15 percent year-over-year. NI growth in Q1 was driven by the success of new products, especially in the areas of data acquisition, distributed I/O, modular instruments and PXI.

Guidance for Q2 2006

For Q2 2006, NI currently expects revenue to be in the range of $155 million to $162 million. The company currently expects GAAP fully diluted EPS to be in the range of 15 cents to 20 cents per share and expects non-GAAP fully diluted EPS to be in the range of 20 cents to 25 cents per share.

In Q2 2006, the company expects the impact of stock-based compensation to be 4 cents per share and the impact of the amortization of acquisition-related intangibles to be 1 cent per share. A reconciliation of the company's Q2 2006 guidance on a GAAP basis to its guidance on its non-GAAP basis is included as a part of this press release.

Accounting for Stock-Based Compensation

In accordance with SFAS123R, the company began expensing all stock-based compensation in its GAAP results for all periods beginning after Jan. 1, 2006. This includes the impact of the company's current restricted stock and employee stock purchase plans, in addition to its unvested options outstanding under its previous stock option plans.

Non-GAAP Earnings Presentation and Non-GAAP Earnings Guidance

In addition to disclosing results determined in accordance with GAAP, the company also discloses non-GAAP operating results that exclude certain charges. In this press release, the company has presented its results for Q1 2006 and its guidance for Q2 2006 on a GAAP and non-GAAP basis. When presenting non-GAAP results, the company includes a reconciliation of the non-GAAP results to the results under GAAP as part of the press release. Management believes that including the non-GAAP results assists investors in assessing the company's operational and cash-flow

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National Instruments Reports Q1 Revenue of $155 Million, up 19% Year-Over-Year
April 26, 2006

performance. The company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and they should not be regarded as a substitute to GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets and to allocate resources. Management also considers such non-GAAP results to be an important supplemental measure of its performance.

In line with common industry practice and to enable comparability with other technology companies, the company's non-GAAP presentation excludes the impact of both stock-based compensation under the new accounting standard SFAS123R and the amortization of acquisition-related intangibles. Other companies may calculate non-GAAP results differently than the company, limiting its usefulness as a comparative measure.

Interested parties can listen to a conference call today, April 26, 2006, beginning at 4:00 p.m. CST, at www.ni.com/call. Replay information is available by calling (719) 457-0820, confirmation code #2166486, from April 26, 2006, at 7:00 p.m. CST, through May 5, 2006, at 12:00 a.m. CST.

This release contains "forward-looking statements," including statements related to expanding NI opportunities in new areas, expected revenue for Q2 2006, estimated Q2 2006 GAAP and non-GAAP EPS and estimated Q2 2006 EPS impact of stock-based compensation and acquisition-related intangibles. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs readers to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments

For 30 years, National Instruments (www.ni.com) has been a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging PCs and commercial technologies, virtual instrumentation increases productivity and lowers costs for test, control and design applications through easy-to-integrate software, such as NI LabVIEW, and modular measurement and control hardware for PXI, PCI, PCI Express, USB and Ethernet. Headquartered in Austin, Texas, NI has more than 3,900 employees and direct operations in nearly 40 countries. For the past seven years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers may obtain investment information from the company's investor relations department by calling (512) 683-5090, by sending e-mail to nati@ni.com or by visiting www.ni.com/nati.

The condensed consolidated balance sheets and statements of income follow.

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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National Instruments Reports Q1 Revenue of $155 Million, up 19% Year-Over-Year
April 26, 2006

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	March 31	December 31
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$58,527	$55,864
Short-term investments	135,298	119,846
Accounts receivable, net	94,184	95,733
Inventories, net	72,961	62,827
Other current assets	31,686	28,036
Total current assets	392,656	362,306

Property and equipment, net	142,680	144,330
Goodwill, net	52,533	52,533
Intangibles, net	41,309	43,602
Other long-term assets	5,778	5,565
Total assets	$634,956	$608,336

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$32,101	$30,832
Accrued expenses and other liabilities	57,128	56,788
Total current liabilities	89,229	87,620

Deferred income taxes, net	16,866	16,866
Total liabilities	106,095	104,486

Stockholders' equity:
Preferred stock	-	-
Common stock	792	793
Additional paid-in capital	91,328	91,430
Deferred stock-based compensation	-	(16,547)
Retained earnings	437,754	429,859
Other	(1,013)	(1,685)
Total stockholders' equity	528,861	503,850
Total liabilities and stockholders' equity	$634,956	$608,336

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National Instruments Reports Q1 Revenue of $155 Million, up 19% Year-Over-Year
April 26, 2006

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

Three Months
Ended March 31
		2006				2005

	GAAP	Amortization	Stock-Based	Non-GAAP	GAAP	Amortization	Stock-Based	Non-GAAP
		of Acquisition	Compensation			of Acquisition	Compensation
		Intangibles				Intangibles
Net sales	$ 154,752	$ -	$ -	$ 154,752	$ 129,740	$ -	$ -	$ 129,740
Cost of sales	41,505	(666)	(106)	40,733	32,364	-	-	32,364
Gross profit	113,247	666	106	114,019	97,376	-	-	97,376

Sales and marketing	56,400	(114)	(1,481)	54,805	51,573	(13)	-	51,560
Research and development	27,982	(9)	(1,397)	26,576	20,383	(93)	-	20,290
General and administrative	13,012	-	(590)	12,422	11,263	-	-	11,263
Patent litigation	27	-	-	27	(25)	-	-	(25)
Total operating expenses	97,421	(123)	(3,468)	93,830	83,194	(106)	-	83,088

Operating income	15,826	789	3,574	20,189	14,182	106	-	14,288

Interest income	1,253	-	-	1,253	985	-	-	985
Foreign currency (loss)	(386)	-	-	(386)	(528)	-	-	(528)
Other income, net	189	-	-	189	14	-	-	14

Income before income taxes	16,882	789	3,574	21,245	14,653	106	-	14,759
Provision for income taxes	4,280	259	536	5,075	3,517	25	-	3,542

Net income	$ 12,602	$ 530	$ 3,038	$ 16,170	$ 11,136	$ 81	$ -	$ 11,217

Earnings per share:
Basic	$0.16			$0.20	$0.14			$0.14
Diluted	$0.15			$0.20	$0.14			$0.14

Weighted average shares outstanding:

Basic	79,053			79,053	79,175			79,175
Diluted	81,608			81,608	81,924			81,924

Dividends declared per share	$0.06			$0.06	$0.05			$0.05

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National Instruments Reports Q1 Revenue of $155 Million, up 19% Year-Over-Year
April 26, 2006

Reconciliation of GAAP to non-GAAP Guidance for Q2 2006
Diluted Net Earnings per Share

Q2 2006
Range of diluted GAAP net earnings per share	$0.15-0.20
Estimated stock-based compensation	$0.04
Estimated amortization of acquired intangibles	$0.01
Range of diluted non-GAAP net earnings per shares	$0.20-0.25

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